Exhibit 10.16

ACQUISITION AGREEMENT

by and between

AIRBORNE RESPONSE CORP

A Florida corporation

and

SAFE PRO GROUP INC.

a Delaware Corporation

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement” ) dated as of August 29, 2022, is made by and among AIRBORNE RESPONSE CORP, a Florida corporation (the “Company” or “Airborne”) and SAFE PRO GROUP INC., a Delaware corporation (“Safe Pro” ). Each of the foregoing being a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, the shareholders (the “Airborne Holders”) listed on Schedule A, attached hereto, are the owners of one hundred percent (l 00%) of the issued and outstanding capital stock of Airborne (the “Airborne Shares”), clear of any liens or encumbrances;

WHEREAS, upon the terms and conditions set forth below, the Airborne Shareholders desires to sell all of the issue d and outstanding Airborne Shares to Safe Pro, such that, following such transaction, Airborne will be a wholly-owned subsidiary of Safe Pro; and

WHEREAS, for United States federal income tax purposes, the Parties to this Agreement intend that the transactions described in this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” ), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW THEREFORE, in consideration of the foregoing premises, the mutual representations , warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration , the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to the singular and plural forms of any of the terms herein defined.

“ Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Acquisition Agreement, including all Schedules and Exhibits hereto, as this Acquisition and Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Assets” means any real, personal, mixed, tangible, intangible or other property of any nature, including, but not limited to, cash or cash equivalents, contracts, inventory, prepayments, deposits, escrows, Accounts Receivables , Tangible Property, Intellectual Property, Real Property, software and goodwill, and claims, causes of action and other legal right s and remedies of any nature whatsoever.

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“Airborne Shares” means the shares of common stock of Airborne Response Corp.

“Airborne Shareholders” means the holders of Airborne Response Corp. common stock as set forth on Schedule 2.1(a).

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of Membership Interests, or any such warrant or right.

“Excess Working Capital” means that amount of Working Capital in excess of the amount needed to meet current obligations in the regular course of business.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“GAAP” means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant Party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

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“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, to which Airborne is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect

‘‘Safe Pro Board” means the Board of Directors of Safe Pro Corp.

“Safe Pro Common Stock” means the Common Stock of Safe Pro Corp.

“Safe Pro Series B Preferred Stock” means the Series B Preferred Stock of Safe Pro Corp.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Person” means natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

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“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Working Capital” means current assets minus current liabilities.

ARTICLE 2

ACQUISITION CONSIDERATION

2.1 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with any and all applicable laws, Airborne will transfer, assign, convey, and set over unto Safe Pro, and Safe Pro will receive and accept from Airborne, all of the right, title and interest to all of issued and outstanding Airborne Shares free and clear of any Lien, in exchange for the following Acquisition Consideration:

(a) Safe Pro Series B Preferred Stock. The Airborne Shareholders shall receive, in the aggregate, Three Million Two Hundred Seventy-Five Thousand (3,275,000) shares of newly issued Safe Pro Series B Preferred Stock (the “Consideration Shares”), having a face value of $6,550,000. All the Airborne Shareholders are set forth on Schedule 2.1(a).

ARTICLE 3

CLOSING

3.1 Closing. The closing (the “Closing”) of this Acquisition Agreement will occur at the offices of Safe Pro, on or before August 31, 2022 (or at such later or earlier date agreed to in writing by the Parties) (the “Closing Date”). At the Closing, Airborne will deliver to Safe Pro the Airborne Shares and Safe Pro shall deliver to Airborne the Consideration Shares.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF AIRBORNE

Airborne hereby represents and warrants to Safe Pro:

4.1 Authority. Airborne is duly formed and validly existing under the laws of the State of Florida, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, materially impair the ability of Airborne to perform their material obligations under this Agreement (a “Material Adverse Effect”). Airborne is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Airborne has the right, power, authority, and capacity to execute and deliver this Agreement and each of the Transaction Documents to which Airborne is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Airborne is a party, and to perform such obligations under this Agreement and each of the Transaction Documents to which Airborne is a party. This Agreement has been, and each of the Transaction Documents to which such Airborne is a party will be, duly and validly authorized and approved, executed and delivered by Airborne. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the Parties thereto other than Airborne, this Agreement is, and as of the Closing each of the Transaction Documents to which Airborne is a party will have been, duly authorized, executed and delivered by Airborne and constitute or will constitute the legal, valid and binding obligation of Airborne, enforceable against Airborne in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 Subsidiaries. Airborne does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

4.3 Articles of Organization and Operating Agreement. The copies of the Articles of Incorporation of Airborne and its bylaws (the “Organizational Documents”) that have been delivered to Safe Pro prior to the execution of this Agreement are true and complete and have not been amended or repealed. Airborne is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

4.4 Authorization and Validity of this Agreement. The execution, delivery and performance by Airborne of this Agreement is within Airborne ‘s corporate powers, have been duly authorized by all necessary corporate action, and requires no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

4.5 No Violation. None of the execution, delivery or performance by Airborne of this Agreement or any other agreement or instrument contemplated hereby to which Airborne is a Party, nor the consummation by Airborne of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which Airborne is a party or by which Airborne is or will be bound or subject, or violate any laws.

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4.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by Airborne and Safe Pro, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which Airborne is a Party, will have been duly authorized, executed and delivered by Airborne and will be the legal, valid and binding Agreement of Airborne and is enforceable against Airborne in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

4.7 Capitalization and Related Matters.

(a) Capitalization. 100% of the Shares of Airborne are owned by the Airborne Shareholders listed on Schedule 2.l(a). There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating Airborne to issue any Airborne Shares or any other Equity Security of Airborne. All issued and outstanding Airborne Shares are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of Airborne to retire, repurchase, redeem or otherwise acquire any outstanding shares of Airborne Shares of, or other ownership interests in Airborne or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

4.8 Airborne Shareholders. The Airborne Shareholders listed herein are the sole holders of record and beneficial owners of all issued and outstanding Airborne Shares. Except as expressly provided in this Agreement, no other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of Airborne affecting the exercise of the voting rights of any such Equity Securities.

4.9 Ownership of Airborne Shares. Each of the Airborne Shareholders owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to Safe Pro pursuant to this Agreement, the Airborne Shares free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which an individual Airborne Shareholder or the Airborne Shareholders are collectively party with respect to the issuance, sale, transfer, voting or registration of the Airborne Shares. At Closing, Safe Pro will acquire good, valid and marketable title to all Airborne Shares free and clear of any and all liens.

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4.10 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of Airborne have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Airborne is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Airborne is a party or by which any of Airborne’s properties, assets or rights are bound or affected. To the knowledge of Airborne, no other Party to any Material Contract, agreement, lease, license, commitment, instrument or other obligation to which Airborne is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Airborne is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Airborne, any event or circumstance relating to Airborne that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Airborne from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

4.11 Certain Proceedings. There is no pending Proceeding that has been commenced against Airborne and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To Airborne’s knowledge, no such Proceeding has been threatened. and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.12 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Airborne for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Airborne will indemnify and hold Airborne harmless against any liability or expense arising out of, or in connection with, any such claim.

4.13 Approval of Members. The Airborne Shareholders have approved the Transaction Documents by unanimous written consent.

4.14 Assets. The Assets of Airborne are as set forth on Exhibit A and are owned by Airborne free and clear of any adverse interest, encumbrance or lien or any other thing that may prevent Airborne from having good title thereto, except for the Permitted Liens. Further, Airborne represents and warrants that such assets have not been diminished or wasted in any way from date hereof through the closing date and that neither the Airborne nor the Airborne Shareholders have allowed such assets to be encumbered in any way.

4.15 Investment Representations. Each Airborne Shareholder hereby represents and warrants to Safe Pro as follows:

(a) Acknowledgment. Airborne Shareholder understands and agrees that Acquisition Share have not been registered under the Securities or the securities laws of any state of the U.S. and that the issuance of Acquisition Consideration is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

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(b) Status. By its execution of this Agreement, the Airborne Shareholder represents and warrants to Safe Pro that he is a sophisticated investor, familiar with Safe Pro’s company and business. The Airborne Shareholder understands that Consideration Shares are being offered and sold to the Airborne Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Shareholder set forth in this Agreement, in order that Safe Pro may determine the applicability and availability of the exemptions from registration of the Consideration Shares on which Safe Pro is relying.

(c) Stock Legends. Airborne Shareholder understands and agrees that certificates evidencing shares issuable pursuant hereto will bear a legend stating that such securities have not been registered and may only be sold pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption thereto, similar in form to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

ARTICLES

REPRESENTATIONS AND WARRANTIES OF SAFE PRO

Safe Pro represents and warrants to Airborne as follows:

5.1 Organization and Qualification. Safe Pro is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. Safe Pro is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

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5.2 Authorization. Safe Pro has all requisite authority and power (corporate and other), to enter into this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations. The execution, delivery and performance by Safe Pro of this Agreement has been duly authorized by all necessary corporate action.

5.3 No Violation. The execution or delivery by Safe Pro of this Agreement will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Safe Pro; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which Safe Pro is a party or by which the properties or assets of Safe Pro are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which Safe Pro, or any of the properties or assets owned or used by Safe Pro, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Safe Pro or that otherwise relate to the business of, or any of the properties or assets owned or used by, Safe Pro, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Safe Pro for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

5.5 Capitalization. The post-transaction capitalization of Safe Pro is set forth on Schedule 5.5.

ARTICLE 6

COVENANTS OF AIRBORNE

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Airborne will (a) afford Safe Pro and its agents, advisors and attorneys during normal business hours, full and free access to Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Safe Pro and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as Safe Pro may reasonably request, and (c) furnish Safe Pro and its agents, advisors and attorneys with such additional financial, operating, and other data and information as Safe Pro may reasonably request.

6.2 Operation of the Business of Airborne. Between the date of this Agreement and the Closing Date, Airborne will:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships; and

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(c) otherwise report periodically to Safe Pro concerning the status of its business, operations, and finances.

6.3 No Transfers of Membership Interests.

(a) Between the date of this Agreement and the Closing Date, neither Airborne nor any of the Airborne Shareholders shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the Airborne Shares (or any interest therein) or grant any Person the option or right to acquire such Airborne Shares (or any interest therein).

(b) Between the date of this Agreement and the Closing Date, Airborne shall not assign, transfer, mortgage, pledge or otherwise dispose of any Asset (or any interest therein) or grant any Person the option or right to acquire any Asset (or any interest therein).

6.4 Notification. Between the date of this Agreement and the Closing Date, Airborne will promptly notify Safe Pro in writing if Airborne becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Airborne, as the case may be.

6.5 Closing Conditions. Between the date of this Agreement and the Closing Date, each of Airborne and Safe Pro will use its commercially reasonable efforts to cause the conditions in this Section 6 to be satisfied.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 [Intentionally left blank]

(a)

ARTICLE 8

TERMINATION

8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of Airborne and Safe Pro (acting jointly);

(b) by Airborne, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Airborne to comply with its obligations under this Agreement) and Airborne has not waived such condition on or before the Closing Date; or (ii) by Safe Pro, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Safe Pro to comply with its obligations under this Agreement) and Safe Pro has not waived such condition on or before the Closing Date;

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(c) by either Airborne or Safe Pro (acting jointly), if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby; and

(d) by Safe Pro, if, prior to the Closing Date, Airborne is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within IO days of the date of notice of default served by Safe Pro claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to Safe Pro if Safe Pro is in material breach of this Agreement at the time notice of termination is delivered;

8.2 Effect of Termination. Each Party’s right of termination under Section 8 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate.

ARTICLE 9

GENERAL PROVISIONS

9.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another Party.

9.2 Public Announcements. Safe Pro may issue a press release disclosing the transactions contemplated hereby. Airborne and Safe Pro shall consult with each other in issuing any other press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither Party shall issue any such press release or otherwise make any such public statement; filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other Party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other Party.

9.3 Confidentiality.

(a) Subsequent to the date of this Agreement, Airborne and Safe Pro will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

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(b) In the event that any party is required to disclose any information of another party pursuant to clause (i) or (ii) of Section 9.3(a), the party requested or required to make the disclosure (the ‘‘disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.

9.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

If to Airborne:	3921 Alton Road
Suite 255
Miami Beach, FL 33140

If to Safe Pro:	18305 Biscayne Blvd., Suite 222
Aventura, FL 33160
Attn: Jonathan Leinwand

or to such other address as the Party to be notified shall have furnished to the other Parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

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9.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having proper jurisdiction.

9.6 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.7 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

9.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.12 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement as of the date first written above.

SAFE PRO GROUP INC.
a Delaware Corporation

By:	/s/ Daniyel Erdberg
Name:	Daniyel Erdberg
Title:	CEO

AIRBORNE RESPONSE CORP.
a Florida corporation

By:	/s/ Christopher Todd
Name:	Christopher Todd
Title:	President

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